Exhibit 99.1

Repros' Androxal Shows Noninferiority in Interim
Phase 3 Analysis

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NasdaqGM:RPRX)(PCX:RPRX) announced interim results of a U.S. Phase 3 study of Androxal™, an oral drug that restores normal testicular function, for the treatment of testosterone deficiency in men with secondary hypogonadism. The Company has closed enrollment in the trial at 194 patients. These results suggest that, at this time in the study, treatment with Androxal results in a statistically significant increase in mean testosterone. Further, Androxal demonstrates non-inferiority in all parameters measured, in all the primary endpoints of the study, compared to Androgel®, a commercially available testosterone replacement cream marketed for the treatment of low testosterone.

Study Details and Results

This double-blind study compares two doses of Androxal, 12.5 mg and 25 mg, to both placebo and open-label Androgel®, which was dosed according to physician instructions (including use of higher doses where indicated). Testosterone levels as well as subjective measures of libido and distress were assessed in study participants. The study's primary endpoint is non-inferiority of Androxal in comparison to Androgel. To date, 112 patients have completed 12 weeks of treatment and have had analyses completed for their study parameters.

In this interim analysis, men treated with 12.5 mg of Androxal experienced an increase in mean testosterone of 210 ng/dl (p value < 0.0001) over baseline; those treated with 25 mg of Androxal experienced an increase of 241 ng/dl (p value < 0.0001) over baseline; and those treated with open-label Androgel, administered at any dose, experienced an increase of 167 ng/dl (p value = 0.0002) over baseline. As expected, men receiving placebo experienced no statistically significant change in mean testosterone.

Although neither men treated with Androxal nor those treated with Androgel reported a significant increase in libido as determined using the DISF-SRII scale at this interim analysis, both doses of Androxal performed comparably to Androgel. Likewise, although no statistically significant differences in distress, as measured by the MSDS scale, were recorded for men receiving Androxal or Androgel, both doses of Androxal performed in similar fashion to Androgel. Numerically, the 25 mg dose of Androxal produced the greatest reduction in distress followed by the 12.5 mg dose. However, as noted above the size of the data set at this time did not allow for a statistically significant difference compared to placebo. Both the DISF-SRII, a validated libido questionnaire and the Male Sexual Dysfunction Survey (MSDS), a questionnaire focusing on distress associated with low testosterone, have been developed by Dr. Leonard DeRogatis, Ph.D., Director of the Center for Sexual Medicine at Sheppard Pratt, a private non-profit provider of behavioral health services based in Maryland.

"We are very encouraged by these data," commented Joseph Podolski, President and CEO of Repros. "Androxal appears, at this interim analysis, to have met the study's primary endpoint, so we certainly look forward to concluding this trial and analyzing the full and complete data set. Moreover, we were impressed by the consistency with which Androxal produced increases in mean testosterone in men taking either dose. We anticipate completing this trial in the first half of 2007 and will provide our shareholders with an update on the final analysis when it is available." Mr. Podolski continued, "With these encouraging results in hand, we will seek to identify a licensing partner for Androxal in Europe."

Repros anticipates conducting at least two additional Phase 3 pivotal studies before submitting a New Drug Application to the U.S. Food and Drug Administration.

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company's lead compound, is a PRM (progesterone receptor modulator) currently being studied in a U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex™ is also being studied in a European Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company's other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros' ability to identify and negotiate a successful corporate partner arrangement for licensing Androxal in Europe, and Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and Repros' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, September 30, 2006, as they may be updated by the Company's Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447